                  SUBJECT TO COMPLETION, DATED MARCH 18, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                              Filed Pursuant to Rule 424(b)(5)
                                                    Registration No. 333-73357
PROSPECTUS SUPPLEMENT
MARCH   , 1999
(TO PROSPECTUS DATED MARCH 16, 1999)

                                    $

                                     AMERCO
                                  [UHAUL LOGO]
                              % SENIOR NOTES DUE 200

AMERCO:

- We are a holding company for U-Haul International, Inc., Republic Western Insurance Company, Oxford Life Insurance Company and Amerco Real Estate Company. U-Haul, which engages in the rental of vehicles and support items to the do-it-yourself moving customer, comprises greater than 80% of our total revenues.

- AMERCO
  1325 Airmotive Way, Suite 100
  Reno, Nevada 89502-3239
  (775) 688-6300

THE OFFERING:

- Use of Proceeds: We intend to use the net proceeds from the sale of the notes to repay floating rate indebtedness outstanding under our revolving credit agreement.

THE NOTES:

- Maturity:                , 200 .

- Interest Payments:  Semi-annually in cash in arrears on                and
                 , commencing on                , 1999.

- Redemption: We can redeem some or all of the notes at our option on at least 30 days' notice at the redemption prices described on page S-8.

- Ranking of Notes: The notes rank equally with all other senior indebtedness of AMERCO, and senior in right of payment to all future subordinated indebtedness of AMERCO.

PROPOSED TRADING FORMAT:

- The notes will not be listed on any securities exchange or included in any automated quotation system.

                                                               PER
                                                              NOTE       TOTAL
                                                              ----       -----
Public offering price:......................................       %     $
Underwriting fees:..........................................       %     $
Proceeds to AMERCO:.........................................       %     $

   BEFORE MAKING ANY INVESTMENT IN OUR COMPANY, YOU SHOULD CAREFULLY CONSIDER
     CERTAIN RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION OF THE
                  ACCOMPANYING PROSPECTUS BEGINNING ON PAGE 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

NATIONSBANC MONTGOMERY SECURITIES LLC

            MORGAN STANLEY DEAN WITTER
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus supplement is not complete and may be amended. A registration statement relating to these securities has been declared effective with the Securities and Exchange Commission. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Summary.....................................................   S-1
Use of Proceeds.............................................   S-6
Capitalization..............................................   S-6
Description of Notes........................................   S-7
Underwriting................................................  S-16
Legal Matters...............................................  S-17

                            PROSPECTUS

About this Prospectus.......................................     1
Where You Can Find More Information.........................     1
Special Note of Caution Regarding Forward-Looking
  Statements................................................     3
About AMERCO................................................     4
The Offering................................................     6
Risk Factors................................................     7
Use of Proceeds.............................................     9
Ratio of Earnings to Fixed Charges..........................    10
Description of Debt Securities..............................    10
Plan of Distribution........................................    24
Legal Opinions..............................................    25
Experts.....................................................    25

     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our business. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this series of notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts combined. If the description of your notes varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY

     In this prospectus supplement, AMERCO and references to "we," "our," "ours" and "us" includes all of our subsidiaries and predecessors, unless the context otherwise requires. The following summary contains basic information about this offering. It may not contain all the information that is important to you. The "Description of Notes" section of this prospectus supplement contains more detailed information regarding the terms and conditions of the notes.

                                  OUR COMPANY

     AMERCO owns all of the stock of our principal subsidiary, U-Haul International, Inc. U-Haul rental operations represented over 80% of our total revenue for each of the past five (5) fiscal years ended March 31, 1998. We also own all the stock of Republic Western Insurance Company, Oxford Life Insurance Company and Amerco Real Estate Company.

U-HAUL OPERATIONS

     - U-Move Operations

     Founded in 1945, U-Haul is primarily engaged, through its subsidiaries, in the rental of trucks, automobile-type trailers, and support rental items to the do-it-yourself moving customer which include the sale of moving items or moving materials (such as boxes, tape, and packaging materials). Our do-it-yourself moving business operates under the U-Haul name through an extensive and geographically diverse distribution network of approximately 1,100 company-owned U-Haul centers and approximately 15,000 independent dealers throughout the United States and Canada. We believe that we have more moving equipment rental locations than our two largest competitors combined. The U-Haul rental equipment fleet consists of 92,900 trucks, 79,600 trailers, and 18,300 tow dollies. Additionally, U-Haul sells related products (such as boxes, tape, and packaging materials).

     - Self-Storage Rental Operations

     U-Haul entered the self-storage business in 1974 and offers for rent more than 27.2 million square feet of self-storage space through over 800 company-owned or managed storage locations. We believe we are the second largest self-storage operator (in terms of square feet) in the industry. We believe our self-storage operations are complementary to the do-it-yourself moving business. All of our self-storage space is located at or near one or more U-Haul centers or independent U-Haul dealers.

INSURANCE OPERATIONS

     - Republic Western

     Republic Western originates and reinsures property and casualty type insurance products for independent third parties, U-Haul customers, and U-Haul. Republic Western's principal strategy is to capitalize on its knowledge of insurance products aimed at the moving and rental markets. Approximately 29.8% of Republic Western's written premiums relate to insurance underwriting activities involving affiliates of AMERCO. Approximately 90.8% of Republic Western's invested assets are in investment grade (NAIC-2 or greater) fixed income securities. Republic Western is rated "A+-VIII" by A.M. Best.

     - Oxford

     Oxford primarily reinsures life, health, and annuity insurance products and administers our self-insured employee health plan. Approximately 2.9% of Oxford's premium revenues are from business with affiliates of AMERCO. Approximately 91.4% of Oxford's invested assets are in investment grade (NAIC-2 or greater) fixed income securities. Oxford is rated "A-VII" by A.M. Best.

REAL ESTATE OPERATIONS

     Amerco Real Estate owns or actively manages over 1,150 properties throughout the United States and Canada. In addition to its U-Haul operations, Amerco Real Estate actively seeks to lease or dispose of our surplus properties.

GENERAL

     The following chart represents the corporate structure of the major operating subsidiaries of AMERCO:
                    Corporate Structure Flow Chart of Amerco

     Our principal executive office is located at 1325 Airmotive Way, Suite 100, Reno, Nevada 89502, and our telephone number is (775) 688-6300.

                                  THE OFFERING

Issuer........................   AMERCO.

Securities....................   $  million principal amount of      % senior
                                 notes due 200  .

Maturity......................   The notes will mature           , 200  .

Interest Rate.................   The notes will bear interest at the rate of
                                      % per annum.

Interest Payment Dates........   We will pay interest on the notes semi-annually
                                 on           and           beginning
                                           , 1999.

Optional Redemption...........   We may redeem all or part of the notes at our
                                 option, on at least 30 days' notice, at the redemption prices described herein, plus any accrued and unpaid interest to the date fixed for redemption.

Change in Control.............   If certain types of change in control were to
                                 occur, each holder of notes would have the option to require us to repurchase such notes, in whole or in part, at a price equal to 101% of the principal amount of those notes, plus any accrued and unpaid interest to the purchase date.

Ranking.......................   The notes will be general unsecured obligations
                                 of AMERCO. The notes will rank pari passu in right of payment with all senior indebtedness of AMERCO, and senior in right of payment to all future subordinated indebtedness of AMERCO.
                                 The notes are not guaranteed by any AMERCO subsidiary. The notes will be effectively subordinated to (i) any secured indebtedness of AMERCO to the extent of the assets securing that indebtedness and (ii) all indebtedness for money borrowed and other liabilities of our subsidiaries. As of December 31, 1998, after giving effect to this offering and the application of the proceeds thereof, AMERCO would have had approximately $1.023 billion of unsecured debt (including the notes) and the subsidiaries had approximately $400,000 of secured debt.

Certain Covenants.............   The Supplemental Indenture governing the notes
                                 will contain covenants that will, among other things, limit the ability of AMERCO to:

                                 - incur certain liens securing indebtedness;

                                 - engage in certain sale-leaseback
                                   transactions; and

                                 - enter into certain consolidations, mergers,
                                   or transfers of substantially all of AMERCO's assets.

Use of Proceeds...............   The net proceeds from the sale of the notes
                                 will be used to repay floating rate
                                 indebtedness outstanding under our revolving credit agreement.

Risk Factors..................   See "Risk Factors" in the accompanying
                                 prospectus on page 7 for a discussion of certain factors you should consider carefully before deciding whether to invest in the notes.

                             SUMMARY FINANCIAL DATA

     We derived the summary financial data presented below for each of the three fiscal years in the period ended March 31, 1998 from our audited consolidated financial statements. We derived the summary financial data for the nine month periods ended December 31, 1997 and 1998 from our unaudited consolidated financial statements, which in management's opinion include all normal, recurring adjustments necessary for a fair statement of the information for the periods presented. Results of operations for a nine month period are not necessarily indicative of results of operations for a full year.

     You should read the financial data presented below in conjunction with the consolidated financial statements, the related notes and other financial information contained in our Annual Report on Form 10-K for the year ended March 31, 1998 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998, which are incorporated in this prospectus supplement and the accompanying prospectus by reference. See "Where You Can Find More Information" in the accompanying prospectus.

                                                                                      FOR THE NINE MONTHS
                                                FOR THE YEARS ENDED MARCH 31,         ENDED DECEMBER 31,
                                             ------------------------------------   -----------------------
                                                1998         1997         1996         1998         1997
                                             ----------   ----------   ----------   ----------   ----------
                                                        (IN THOUSANDS, EXCEPT NUMBER OF SHARES)
SUMMARY OF OPERATIONS:
  Rental and net sales.....................  $1,195,634    1,146,751    1,107,782      991,940      944,397
  Premiums and net investment income.......     214,308      213,024      200,238      206,139      156,278
                                             ----------   ----------   ----------   ----------   ----------
                                              1,409,942    1,359,775    1,308,020    1,198,079    1,100,675
                                             ----------   ----------   ----------   ----------   ----------
Operating expenses and cost of
  sales(1)(2)..............................     901,486      878,397      833,576      748,077      698,950
Benefits, losses and amortization of
  deferred acquisition costs...............     208,607      194,768      174,646      147,370      141,593
Lease expense..............................      89,879       85,903       69,097       87,632       67,027
Depreciation, net(3).......................      69,655       66,742       83,989       53,480       48,795
                                             ----------   ----------   ----------   ----------   ----------
                                              1,269,627    1,225,810    1,161,308    1,036,559      956,365
                                             ----------   ----------   ----------   ----------   ----------
Earnings from operations...................     140,315      133,965      146,712      161,520      144,310
Interest expense, net......................      64,016       50,437       50,486       44,586       49,301
                                             ----------   ----------   ----------   ----------   ----------
Pretax earnings from operations............      76,299       83,528       96,226      116,934       95,009
Income tax expense.........................     (27,643)     (29,344)     (35,832)     (41,055)     (32,169)
                                             ----------   ----------   ----------   ----------   ----------
Earnings from operations before
  extraordinary loss on early
  extinguishment of debt...................      48,656       54,184       60,394       75,879       62,840
Extraordinary loss on early extinguishment
  of debt, net.............................     (13,672)      (2,319)          --           --      (13,984)
                                             ----------   ----------   ----------   ----------   ----------
Net earnings...............................  $   34,984       51,865       60,394       75,879       48,856
                                             ==========   ==========   ==========   ==========   ==========
Weighted average common shares
  outstanding..............................  21,896,101   25,479,651   35,736,335   21,934,264   21,890,250
BALANCE SHEET DATA:
  Total property, plant and equipment,
    net....................................  $1,275,756    1,247,066    1,316,715    1,260,962    1,351,045
  Total assets.............................   2,913,277    2,718,994    2,823,407    3,001,108    2,857,945
  Notes and loans payable..................   1,025,323      983,550      998,220    1,023,452    1,074,409
  Stockholders' equity(4)..................     595,059      602,320      649,548      621,788      638,052

---------------
(Footnotes on next page)

(1) Reflects the adoption of Statement of Position 93-7, "Reporting on Advertising Costs" during the year ended March 31, 1996.

(2) Reflects the adoption of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" during the year ended March 31, 1998.

(3) Reflects the change in estimated residual value during the years ended March 31, 1998 and 1996.

(4) Reflects the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" as of October 1, 1998 during the nine months ended December 31, 1998.

                                USE OF PROCEEDS

     AMERCO intends to use the net proceeds from the sale of the notes to repay floating rate indebtedness outstanding under our revolving credit agreement dated June 30, 1997 (which expires on June 30, 2002) in the amount of
          . The debt to be repaid with the proceeds of the notes bears interest at the rate of LIBOR, plus .25% (ranging from 5.21% to 5.30%). The debt incurred under the revolving credit agreement was used for working capital purposes.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of AMERCO at December 31, 1998, and as adjusted to give effect to the issuance of the notes offered hereby (assuming $100,000,000 in notes are issued).

                                                                  DECEMBER 31, 1998
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                                   (IN THOUSANDS)
Long-term debt:
  5-year revolving credit facility..........................  $  231,000       131,000
  Senior notes due 2003.....................................     175,000       175,000
  Medium-Term notes and other...............................     317,452       317,452
  Notes Payable-Bond Backed Asset Trust.....................     300,000       300,000
  Securities offered hereunder..............................          --       100,000
                                                              ----------    ----------
                                                              $1,023,452     1,023,452
                                                              ==========    ==========
Stockholders' equity:
  Serial preferred stock, with or without par value,
     50,000,000 shares authorized --
     Series A preferred stock, with no par value, 6,100,000
      shares authorized; 6,100,000 shares issued and
      outstanding...........................................  $       --            --
     Series B preferred stock, with no par value, 100,000
      shares authorized; 50,000 shares issued and
      outstanding...........................................          --            --
  Serial common stock, with or without par value,
     150,000,000 shares authorized --
     Series A common stock of $0.25 par value, 10,000,000
      shares authorized; 5,762,495 shares issued............       1,441         1,441
     Common stock of $0.25 par value, 150,000,000 shares
      authorized; 36,487,505 shares issued..................       9,122         9,122
     Additional paid-in capital.............................     288,444       288,444
     Accumulated other comprehensive income.................     (14,862)      (14,862)
     Retained earnings......................................     714,432       714,432
                                                              ----------    ----------
                                                                 998,577       998,577

  Less:
     Cost of common shares in treasury, net (19,635,913
      shares)...............................................     359,723       359,723
     Unearned employee stock ownership plan shares..........      17,066        17,066
                                                              ----------    ----------
          Total stockholders' equity........................  $  621,788       621,788
                                                              ==========    ==========

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as "Offered Securities") supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of Offered Securities set forth in the accompanying prospectus, to which description reference is hereby made. You can find the definitions of certain terms used in this description under "-- Certain Definitions." Capitalized terms not otherwise defined herein have the meanings given to them in the accompanying prospectus. For purposes of the following description, references to AMERCO do not include any of our subsidiaries.

     The notes will be issued under the Senior Indenture, dated as of March   ,
1999 (the "Senior Indenture"), as supplemented by a Supplemental Indenture, to
be dated as of March   , 1999 (the "Supplemental Indenture") between AMERCO and
The Bank of New York, as trustee (the "trustee") and will be limited to
$     ,000,000 aggregate principal amount and will mature on           , 200  .
Subject to the following paragraph, the notes will bear interest at the rate per annum shown on the cover of this prospectus supplement from and including
               , 1999 or from the most recent interest payment date on which
interest has been paid or provided for, payable semiannually on           and
          of each year, commencing                , 1999, to the person in whose
name a note (or any predecessor note) is registered at the close of business on
the           or           , as the case may be, next preceding that interest
payment date.

     The notes will be general unsecured obligations of AMERCO. The notes will rank pari passu in right of payment with all senior indebtedness of AMERCO, and senior in right of payment to all future subordinated indebtedness of AMERCO. The notes will not be guaranteed by any of our subsidiaries. The notes will be effectively subordinated to (i) any secured indebtedness of AMERCO to the extent of the assets securing that indebtedness and (ii) all indebtedness for money borrowed and other liabilities of our subsidiaries. As of December 31, 1998, after giving effect to this offering and the application of the proceeds thereof, AMERCO would have had approximately $1.023 billion of unsecured debt (including the notes) and the subsidiaries had approximately $400,000 of secured debt.

     The notes are obligations exclusively of AMERCO. Since the operations of AMERCO are primarily conducted through subsidiaries, our cash flow and the consequent ability to service our debt, including the notes, is primarily dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by our subsidiaries to, AMERCO. The payment of dividends and the making of loans and advances to AMERCO by our subsidiaries may be subject to statutory or insurance regulatory restrictions, are dependant upon the earnings of our subsidiaries and are subject to various business considerations.

     The following description is a summary of the material provisions of the Supplemental Indenture. It does not restate that agreement in its entirety. We urge you to read the Supplemental Indenture and the Indenture because they, and not this description, define your rights as holders of the notes.

BOOK-ENTRY SYSTEM

     The notes will be represented by one or more permanent global notes deposited with, or on behalf of, The Depository Trust Company, as Depository under the Senior Indenture and the Supplemental Indenture (the "Depository"), and registered in the name of the Depository's nominee. Except as set forth in the accompanying prospectus, each permanent global note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee. A further description of the Depository's procedures with respect to permanent global notes representing the notes is set forth in the accompanying prospectus under "Description of Debt Securities -- Book-Entry System."

SAME-DAY FUNDS SETTLEMENT SYSTEM AND PAYMENT

     Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made by AMERCO in immediately available funds or, at the option of AMERCO in the case of notes issued in definitive form, by check in the case of interest payments.

     Secondary trading in long-term notes of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the notes will trade in the Depository's same-day funds settlement system until maturity, and secondary market trading activity in the notes will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

OPTIONAL REDEMPTION

     The notes will be redeemable, in whole or in part, at AMERCO's option at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes, and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes (not including any portion of those payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360 day year consisting of twelve 30 day months at the Adjusted
Treasury Rate plus        basis points plus, in each case, accrued and unpaid
interest on the notes to the redemption date.

     In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $1,000 or less will be redeemed in part. Notice of any redemption, whether in part or in full, will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or the portions of the notes called for redemption.

MANDATORY REDEMPTION

     We will not be required to make any mandatory sinking fund payments without regard to the notes.

PURCHASE OF THE NOTES AT THE OPTION OF THE HOLDER

     If any Change in Control Triggering Event regarding AMERCO occurs on or prior to maturity of the notes, each holder of notes will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require AMERCO to purchase (the "Change in Control Purchase") all or any part of the holder's notes (so long as the principal amount is $1,000 or an integral multiple of $1,000) on the date that is 60 business days after the occurrence of the Change in Control Triggering Event (the "Purchase Date"). If a holder exercises this option, AMERCO will purchase that holder's notes for cash equal to 101% of the principal amount of the notes plus any interest accrued and unpaid on the notes through the Purchase Date (the "Purchase Price").

     Within 30 business days after a Change in Control Triggering Event, AMERCO is obligated to mail to the trustee and to all holders of the notes at their addresses shown in the securities register (and to beneficial owners as required by applicable law) a notice (the "Change in Control Notice") regarding the Change in Control Triggering Event. The Change in Control Notice shall state, among other things:

      (i) the date by which the holder must give the Purchase Notice (as defined below);

      (ii) the Purchase Price;

     (iii) the Purchase Date;

     (iv) the name and address of the trustee and of any other office or agency maintained for the purpose of the surrender of the notes for purchase;

      (v) the procedures for withdrawing a Purchase Notice; and

     (vi) the procedures that a holder must follow to exercise these rights.

AMERCO will have the Change in Control Notice published in a daily newspaper of national circulation.

     To exercise the right to have us purchase the notes, a holder must deliver written notice (a "Purchase Notice") to the trustee or to any other office or agency maintained for that purpose of the holder's exercise of that right before the close of business on the business day immediately prior to the Purchase Date. The Purchase Notice must state:

      (i) the certificate number of the note to be delivered by the holder for purchase by AMERCO;

      (ii) the portion of the principal amount of the notes to be purchased (which must be $1,000 or an integral multiple of $1,000); and

     (iii) that the notes will be submitted to AMERCO for purchase on the Purchase Date pursuant to the applicable provisions of the notes.

     A holder may withdraw any Purchase Notice by written notice of withdrawal delivered to the trustee or to any other office or agency maintained for such purpose no later than the business day immediately prior to the Purchase Date. The notice of withdrawal must state the principal amount and the certificate numbers of the notes as to which the withdrawal notice relates and the principal amount, if any, of the holder's notes which remains subject to the original Purchase Notice.

     Payment of the Purchase Price for a note for which a Purchase Notice has been delivered and not withdrawn is conditioned on delivery of the note (together with any endorsements) to the trustee or to any other office or agency maintained for that purpose, at any time (whether prior to, on or after the Purchase Date) after delivery of the Purchase Notice. Payment of the Purchase Price for the note will be made promptly following the later of the Purchase Date or the time of delivery of the note. If AMERCO has deposited with the trustee, in accordance with the Supplemental Indenture, money sufficient to pay the Purchase Price of the note on the Purchase Date, then, on and after the Purchase Date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the note is delivered to the trustee or to any other office or agency maintained for that purpose, and all other rights of the holder will terminate (other than the right to receive the Purchase Price on delivery of the note). In accordance with the Supplemental Indenture, no notes may be purchased pursuant to a Change in Control Triggering Event if there has occurred and is continuing an event of default other than a default in the payment of the Purchase Price, relating to the notes.

     The occurrence of certain of the events that would constitute a Change in Control could trigger a prepayment obligation under certain of AMERCO's credit agreements and debt obligations, and failure to effect such prepayment could constitute an event of default under such credit agreements and debt obligations. If AMERCO is not able to obtain requisite consents or waivers from the lenders under such credit agreements and the holders of such debt obligations, AMERCO may be unable to fulfill our repurchase obligations following a Change in Control Triggering Event, thereby resulting in a default under the Supplemental Indenture.

     AMERCO will comply with and make all filings required under all federal and state securities laws regulating the purchase of the notes at the option of holders upon a Change in Control Triggering Event, including, if applicable,
Section 14(e) of the Securities and Exchange Act of 1934, as amended, (the "Exchange Act") and Rule 14e-1 promulgated under the Exchange Act and any other applicable tender offer rules.

     The Change in Control Purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of AMERCO and, as a result, the removal of incumbent management. If a Change in Control Triggering Event were to occur, AMERCO cannot assure you that AMERCO would have sufficient funds to pay the Purchase Price for all notes tendered by the holders. A default by

AMERCO on our obligation to pay the Purchase Price could result in acceleration of the payment of other indebtedness of AMERCO's that is outstanding at the time.

CERTAIN COVENANTS

     The Supplemental Indenture related to the Senior Indenture contains certain restrictive covenants that are set forth below. Several additional restrictive covenants relating to the notes, including restrictions on our ability to enter into certain consolidations, mergers or transfers of substantially all of AMERCO's assets, are contained in the Senior Indenture and are described in the accompanying prospectus under "Description of Debt Securities -- Covenants."

     Limitation on Liens Securing Indebtedness. AMERCO will not, and will not permit any of our consolidated subsidiaries to, create or incur, or suffer to be incurred or to exist, at any time, any Lien on our or their property, whether now owned or hereafter acquired, or upon any income or profits therefrom, to secure the payment of any indebtedness for money borrowed of AMERCO or of any of our consolidated subsidiaries or of any other person, unless all obligations of AMERCO on or in respect of the notes are equally and ratably and validly secured by such Lien by proceedings and documents reasonably satisfactory to the Trustee, except that the provisions of this paragraph shall not prohibit the following:

          (1) Liens existing as of the issue date securing indebtedness for money borrowed of AMERCO and our consolidated subsidiaries outstanding on such date;

          (2) Liens (a) incurred after the issue date given (on or within 120 days of the date of acquisition, construction or improvement) to secure the payment of the purchase price or construction costs incurred by AMERCO or our consolidated subsidiaries in connection with the acquisition, construction or improvement of real and personal property useful and intended to be used in carrying on the business of AMERCO or such consolidated subsidiary, or (b) on fixed assets useful and intended to be used in carrying on the business of AMERCO or our consolidated subsidiaries existing at the time of acquisition or construction thereof by AMERCO or such consolidated subsidiary or at the time of acquisition by AMERCO or our consolidated subsidiaries of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price or construction costs of the fixed assets to which they attach, so long as Liens permitted by this subclause (b) were not incurred, extended or renewed in contemplation of such acquisition or construction, provided that any such Liens permitted by this clause (2) shall attach solely to the property acquired, constructed, improved or purchased;

          (3) Liens for taxes, assessments or other governmental levies or charges not yet due or which are subject to a good faith contest;

          (4) Liens incidental to the conduct of AMERCO's and our subsidiaries' businesses or their ownership of property and other assets not securing any indebtedness for money borrowed and not otherwise incurred in connection with the borrowing of money or obtaining of credit, and which do not in the aggregate materially diminish the value of AMERCO's or our subsidiaries' property or assets when taken as a whole, or materially impair the use thereof in the operation of their businesses;

          (5) Liens in respect of any interest or title of a lessor in any property subject to a Capitalized Lease permitted under the covenant described under "-- Limitation on Sale and Leaseback" below;

          (6) Liens arising in respect of judgments against AMERCO, except for any judgment in an amount in excess of $1,000,000 which is not discharged or execution thereof stayed pending appeal within 45 days after entry thereof;

          (7) Liens in favor of AMERCO or any of our consolidated subsidiaries;

          (8) Liens consisting of minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to use of real property, that are necessary for the conduct of the operations of AMERCO and our subsidiaries or that customarily exist on properties of corporations engaged in similar businesses and are similarly situated and that do not in any event materially impair their use in the operations of AMERCO and our subsidiaries; and

          (9) Liens renewing, extending or refunding any Lien permitted by the preceding clauses of this paragraph; provided, however, that the principal amount of indebtedness for money borrowed secured by such Lien immediately prior thereto is not increased and such Lien is not extended to any other assets or property.

     Notwithstanding the foregoing, AMERCO or any of our consolidated subsidiaries may create or assume Liens, in addition to those otherwise permitted by the preceding clauses of this paragraph, securing indebtedness for money borrowed of AMERCO or any of our consolidated subsidiaries issued or incurred after the issue date, provided that at the time of such issuance or incurrence, the aggregate amount of all Secured Indebtedness and Attributable Debt would not exceed 15% of Consolidated Net Tangible Assets.

     In the event that any property of AMERCO or any of our consolidated subsidiaries is subjected to a Lien not otherwise permitted by this paragraph, AMERCO will make or cause to be made a provision whereby the notes will be secured (together with other indebtedness for money borrowed then entitled thereto and equal in rank to the notes), to the full extent permitted under applicable law, equally and ratably with all other obligations secured thereby, and in any case the notes shall (but only in such event) have the benefit, to the full extent that the holders of the notes may be entitled thereto under applicable law, of an equitable Lien on such property equally and ratably securing the notes and such other obligations.

     Limitation on Sale and Leaseback. AMERCO will not, and will not permit any of our consolidated subsidiaries to, enter into any arrangement, directly or indirectly, whereby AMERCO or such consolidated subsidiary shall, in one transaction or a series of related transactions, (i) sell, transfer or otherwise dispose of any property owned by AMERCO or any of our consolidated subsidiaries and (ii) more than 120 days after the later of the date of initial acquisition of such property or completion or occupancy thereof, as the case may be, by AMERCO or such consolidated subsidiary, rent or lease, as lessee, such property or substantially identical property or any material part thereof (a "Sale and Leaseback Transaction"), provided that the foregoing restriction shall not apply to any Sale and Leaseback Transaction if (a) immediately after the consummation of such Sale and Leaseback Transaction and after giving effect thereto, no Default or Event of Default shall exist and (b) any one of the following conditions is satisfied:

          (1) the lease concerned constitutes a Capitalized Lease and at the time of entering into such Sale and Leaseback Transaction and after giving effect thereto and to any Liens incurred pursuant to the covenant described under "-- Limitation on Liens Securing Indebtedness" above, the aggregate amount of all Secured Indebtedness and Attributable Debt would not exceed 15% of Consolidated Net Tangible Assets;

          (2) the lease has a term which in the aggregate would not exceed 36 months (including any extensions or renewals thereof at the option of the lessee); or

          (3) the sale of such property is for cash consideration which equals or exceeds the fair market value thereof (as determined in good faith by AMERCO) and the net proceeds from such sale are applied, within 180 days of the date of the sale thereof, to either (a) redemption or retirement of the notes or (b) the payment (other than payments due at maturity or in satisfaction of, or applied to, any mandatory or scheduled payment or prepayment obligation) of indebtedness for money borrowed of AMERCO which ranks, in right of payment, on a parity with or senior to the notes.

     Restrictive Agreements. AMERCO will not and will not permit any of our consolidated subsidiaries to enter into any indenture, agreement, instrument or other arrangement which, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the ability of any of our consolidated subsidiaries to make loans or advances to AMERCO or to declare and pay dividends or make distribution on shares of such consolidated subsidiary's capital stock (whether now or hereafter outstanding); provided, however, that any agreement to subordinate indebtedness for money borrowed owing from any of our consolidated subsidiaries to

AMERCO or owing between our consolidated subsidiaries pursuant to any Priority Debt or to any guarantee of such indebtedness for money borrowed shall not be deemed to violate this paragraph so long as any such agreement to subordinate does not directly or indirectly prohibit or restrain the ability of any such consolidated subsidiary to make loans or advances to AMERCO or to declare and pay dividends or make distributions on shares of such consolidated subsidiary's capital stock (whether now or hereafter outstanding).

EVENTS OF DEFAULT

     The notes are subject to the Events of Default described under "Description of Debt Securities -- Events of Default" in the accompanying prospectus and as described in the following sentence. An event of default under the Supplemental Indenture will occur upon the failure to perform the covenant of AMERCO in the Supplemental Indenture described herein under "-- Purchase of the Notes at the Option of the Holder" (including the failure to purchase the notes required to be purchased following a Change in Control Purchase in accordance with the terms of the Change in Control Notice and the Supplemental Indenture).

APPLICATION OF DEFEASANCE PROVISIONS

     The notes are subject to defeasance and covenant defeasance as described under "Description of Debt Securities -- Defeasance" in the accompanying prospectus. The Supplemental Indenture will provide with respect to the notes that AMERCO may omit to comply with the covenants described under "-- Purchase of the Notes at the Option of the Holder," "-- Certain Covenants -- Limitation on Liens Securing Indebtedness," "-- Certain Covenants -- Limitation on Sale and Leaseback," and "-- Certain Covenants -- Restrictive Agreements" above, and that violations of such covenants will not be deemed to be an Event of Default under the Supplemental Indenture, the Senior Indenture and the notes to the extent that the conditions described under "Description of Debt
Securities -- Defeasance" in the accompanying prospectus are met.

MODIFICATION AND WAIVER

     The notes are subject to the provisions described under "Description of Debt Securities -- Modification and Waiver" in the accompanying prospectus in addition to the following provision. A modification or amendment to the Supplemental Indenture may not waive AMERCO's obligation to make a Change in Control Purchase without the written consent of the holders of at least two-thirds in aggregate principal amount of the then outstanding notes.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants contained in the Supplemental Indenture. Reference is made to the Senior Indenture and the Supplemental Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

     "Attributable Debt" means indebtedness for money borrowed deemed to be incurred in respect of a Sale and Leaseback Transaction and shall be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

     "Capital Stock" means, with respect to any person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests, or any other participation, right, warrant, option, or other interest in the nature of an equity interest in such person, but excluding debt securities convertible or exchangeable into such equity interest.

     "Capitalized Lease" means any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with United States generally accepted accounting principles.

     "Change in Control" means the occurrence of:

     (i) any consolidation, share exchange or merger regarding AMERCO in which AMERCO is not the continuing or surviving corporation or where our Voting Stock would be converted into cash, securities or other property, other than a merger in which the holders of our Voting Stock immediately prior to the merger have the same or greater direct or indirect proportionate ownership of the surviving corporation's Voting Stock immediately after the merger as they had of our Voting Stock immediately before the merger, or

     (ii) any person or group (as either such term is used in Section 13(d) and 14(d) of the Exchange Act), including affiliates of AMERCO (but not including AMERCO, our subsidiaries, employee stock ownership plans or employee benefit plans of AMERCO or our subsidiaries, or Permitted Persons), filing a Schedule 13D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such a person has become the beneficial owner (as defined in Rule 13d-2 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the our Voting Stock.

     "Change in Control Triggering Event" means the occurrence of both a Change in Control and a Rating Decline with respect to the notes.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotation, or (ii) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of the quotations.

     "Consolidated Net Tangible Assets" means, as of the date of any determination thereof, the total amount of all assets of AMERCO and our consolidated subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) after deducting Intangibles.

     "consolidated subsidiary" means any subsidiary of a person or of any consolidated subsidiary which is consolidated with such person for financial reporting purposes in accordance with United States generally accepted accounting principles.

     "indebtedness for money borrowed," when used with respect to AMERCO or any of our subsidiaries, means any obligation of, or any obligation guaranteed by, AMERCO or any of our subsidiaries for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation of, or any such obligation guaranteed by, AMERCO for the payment of the purchase price of property or assets.

     "Intellectual Properties" means all material patents, patent applications, copyrights, copyright applications, trade secrets, trade names and trademarks, technologies, methods, processes or other proprietary properties or information which are used by AMERCO and our consolidated subsidiaries in the conduct of their business and are either owned by them or are used, employed or practiced by them under valid and existing licenses, grants, "shop rights," or other rights.

     "Intangibles" means all Intellectual Properties and all goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance, prepaid taxes, prepaid advertising, prepaid licensing and other similar expenses prepaid in the ordinary course of business), amounts invested in or advanced to or equity in AMERCO's subsidiaries other than consolidated subsidiaries less any writedowns thereof, the excess of cost of shares acquired over book value of related assets, any increase in the value of a fixed asset arising from a reappraisal, revaluation or write-up thereof, and such other assets as are properly classified as "intangible assets" in accordance with United States generally accepted accounting principles.

     "Investment Grade Rating" means a rating equal to or higher than BBB- (or the equivalent) by Standard & Poor's Rating Group (or any successor to the rating agency business thereof), BBB- (or the equivalent) by Fitch IBCA, Inc. (or any successor to the rating agency business thereof), and BBB- (or the equivalent) by Duff & Phelps Credit Rating Co. (or any successor to the rating agency business thereof).

     "issue date" means the date of issuance of the notes under the Supplemental Indenture and the Senior Indenture.

     "Lien" means any interest in property securing an obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, bankers' liens, setoffs and similar arrangements, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes hereunder, AMERCO or any of our consolidated subsidiaries shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other person for security purposes and such retention or vesting shall constitute a Lien.

     "Permitted Persons" means (i) Edward J. Shoen, Mark V. Shoen, James P. Shoen, Paul F. Shoen, Sophia M. Shoen and the spouse and lineal descendants of each such individual, the spouses of each such lineal descendants and the lineal descendants of such spouses, (ii) any trusts for the primary benefit of, the executor or administrator of the estate of, or other legal representative of, any of the individuals referred to in the foregoing clause (i), and (iii) any corporation with respect to which all the Voting Stock thereof is, directly or indirectly, owned by any of the individuals referred to in the preceding clause
(i).

     "Priority Debt" means (i) indebtedness for money borrowed of any of AMERCO's consolidated subsidiaries, except indebtedness for money borrowed issued to and held by AMERCO or any or our wholly-owned consolidated subsidiaries, and (but without duplication) (ii) Secured Indebtedness.

     "Quotation Agent" means the Reference Treasury Dealer appointed by us.

     "Rating Agencies" means Standard & Poor's Rating Group, Fitch IBCA, Inc., and Duff & Phelps Credit Rating Co. or any successor to the respective rating agency businesses thereof.

     "Rating Date" means the date which is 90 days prior to the earlier of (i) a Change in Control and (ii) public notice of the occurrence of a Change in Control or of the intention of AMERCO to effect a Change in Control.

     "Rating Decline" means, with the respect to the notes, the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change in Control or of the intention by AMERCO to effect a Change in Control (which period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies): (a) in the event the notes were assigned an Investment Grade Rating by at least two of the three Rating Agencies on the Rating Date, the rating of the notes by both Standard & Poor's Rating Group and Fitch

IBCA, Inc. shall decrease below an Investment Grade Rating; or (b) in the event the notes were rated below an Investment Grade Rating by at least two of the three Rating Agencies on the Rating Date, the rating of the notes by either Standard & Poor's Rating Group or Fitch IBCA, Inc. shall decrease by one or more gradations (including gradations within rating categories as well as between rating categories).

     "Reference Treasury Dealer" means (i) each of NationsBanc Montgomery Securities LLC, Morgan Stanley & Co. Incorporated and their respective successors; however, if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by AMERCO, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

     "Rentals" means and includes, as of the date of any determination thereof, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by AMERCO or any of our consolidated subsidiaries, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by AMERCO or any of our consolidated subsidiaries (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

     "Secured Indebtedness" means any indebtedness for money borrowed, whether of AMERCO or any of our consolidated subsidiaries, secured by any Lien on any property of AMERCO or any of our consolidated subsidiaries.

     "subsidiary" means a person more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries, or by such person and one or more other subsidiaries of such person.

     "Voting Stock" of a person means all classes of Capital Stock of such person then outstanding and normally entitled to vote in the election of directors (or persons performing similar functions) or to direct the business and affairs of the issuer of such Capital Stock in the absence of contingencies.

     "wholly-owned consolidated subsidiary" means any consolidated subsidiary all of the outstanding Capital Stock of which (except for directors' qualifying shares to the extent required by applicable law) is owned by a person and/or its wholly-owned consolidated subsidiaries.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement,
dated March   , 1999, among us and the underwriters named below, we have agreed to sell to each of the underwriters and each of the underwriters severally has agreed to purchase from us the principal amount of the notes set forth opposite its name below. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the notes if any are purchased.

                                                                PRINCIPAL AMOUNT
UNDERWRITERS                                                        OF NOTES
------------                                                    ----------------
NationsBanc Montgomery Securities LLC.......................      $
Morgan Stanley & Co. Incorporated...........................
                                                                  ------------
          Total.............................................      $
                                                                  ============

     The underwriters propose to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to
dealers at that price less a concession of no more than      % of the principal
amount of the notes. The underwriters may allow, and the dealers may reallow, a
discount of no more than      % of the principal amount of the notes to other
dealers. The public offering price, concession and discount may be changed after the offering to the public of the notes.

     The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the notes or that a public trading market for the notes will develop. If no active public trading market develops, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on factors such as prevailing interest rates, the market for similar securities, the performance of our company as well as other factors not listed here.

     We have agreed to indemnify the underwriters against, or to contribute to payments that the underwriters may be required to make with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The underwriters, as well as dealers and agents, may purchase and sell notes in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids and purchases made to prevent or slow a decline in the market price of the notes. Syndicate short positions arise when the underwriters or agents sell more notes than we are required to sell to them in the offering. The underwriters may also impose penalty bids whereby the underwriting syndicate may reclaim selling concessions allowed either syndicate members or broker dealers who sell notes in the offering for their own account if the syndicate repurchases the notes in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher as a result of these activities than it might otherwise be in the open market. These activities, if commenced, may be discontinued at any time without notice.

     We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that the underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

     Each of the underwriters, and certain of their affiliates, have provided, and may continue to provide, investment banking, financial advisory, commercial banking and other services to us and our affiliates and have received, and may continue to receive, customary fees in connection with those services.

     NationsBank, N.A., an affiliate of NationsBanc Montgomery Securities LLC, is an agent and a lender under AMERCO's $400 million revolving credit facility dated as of June 30, 1997. Bank of America National Trust and Savings Association, also an affiliate of NationsBanc Montgomery Securities LLC, is a lender under the revolving credit facility. Each of the above-mentioned parties has received and will receive customary fees under the revolving credit facility. Additionally, NationsBanc, N.A. and Bank of America National Trust and Savings Association will receive a proportionate share of the repayment by AMERCO of amounts outstanding under the revolving credit facility. See "Use of Proceeds."

     Under Conduct Rule 2710(c)(8) ("Rule 2710(c)(8)") of the National Association of Security Dealers, Inc. ("NASD"), where more than 10% of the net offering proceeds, not including underwriting compensation, are intended to be paid to members participating in the distribution of the offering of notes or associated or affiliated persons of such members, such offering must be conducted in accordance with the applicable provisions of Rule 2710(c)(8). The net proceeds from the offering of the notes will be used to reduce borrowings under the revolving credit facility. This may result in more than 10% of the net proceeds of the offering of the notes being paid to NASD members or associated or affiliated persons of such members. Consequently, the offering of the notes is being conducted in accordance with the applicable provisions of Rule 2710(c)(8).

     We estimate that AMERCO's share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately
$          .

                                 LEGAL MATTERS

     Our counsel, Lionel, Sawyer & Collins, Las Vegas, Nevada, will pass upon the validity of the notes and will rely upon Milbank, Tweed, Hadley & McCloy LLP, New York, New York with respect to matters of the law of the State of New York. Milbank, Tweed, Hadley & McCloy LLP, New York, New York, will pass upon the validity of the notes for the underwriters and will rely upon Lionel, Sawyer & Collins, Las Vegas, Nevada with respect to matters of the law of the State of Nevada.

Prospectus
                                  [UHAUL LOGO]

                                     AMERCO

                                  $500,000,000
                                Debt Securities

AMERCO
1325 Airmotive Way, Suite 100
Reno, Nevada 89502-3239
(775) 688-6300

We are a holding company for U-Haul International, Inc., Republic Western Insurance Company, Oxford Life Insurance Company, and Amerco Real Estate Company. U-Haul comprises greater than 80% of our total revenue and is our most notable business. The trading symbol for our common stock on the NASDAQ is "UHAL." We do not expect any of these debt securities to officially trade in any public market.

* We may use this prospectus from time to time to offer senior and subordinated unsecured debt securities in one or more series.

* The debt securities will be issued under the terms of two indentures and applicable supplemental indentures, which are described in this prospectus.

* Specific terms of these debt securities will be set forth in a supplement to this prospectus.

*        The total of all debt securities offered will not exceed $500,000,000.

* We may sell debt securities directly to purchasers, through underwriters, dealers or agents or through any combination of these methods.

* A supplement to this prospectus will name any underwriters, dealers or agents involved in the sale of our debt securities and describe their compensation.

  ---------------------------------------------------------------------------

This investment involves a high degree of risk. Before making an investment in our debt securities, you should carefully consider certain risks described in "Risk Factors" beginning on page 7.

This prospectus may not be used to consummate a sale of debt securities unless accompanied by a prospectus supplement applicable to such debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

  ---------------------------------------------------------------------------

                                 March 16, 1999

                             ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, use the registration statement and the shelf process to sell any combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" in making your investment decision.

For more detail, you should read the exhibits filed with our registration statement.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we or the underwriters sell all of the securities that we have registered.

*         Annual Report on Form 10-K for the fiscal year ended March 31, 1998;
          and

* Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998, September 30, 1998, and December 31, 1998.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

AMERCO -- Investor Relations
1325 Airmotive Way, Suite 100
Reno, Nevada 89502-3239
telephone: (775) 688-6300

Additionally, our summary quarterly financial reports can be found on our home page on the Internet at: http://www.uhaul.com. Such information, however, will not be deemed to be incorporated by reference in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

                       SPECIAL NOTE OF CAUTION REGARDING
                           FORWARD-LOOKING STATEMENTS

Certain statements in (a) this prospectus under the caption "Risk Factors," (b) any applicable prospectus supplement and (c) the documents incorporated by reference into this prospectus may constitute "forward-looking statements" within the meaning of federal securities laws. Forward-looking statements are based on our management's beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations are:

* Fluctuations in our costs to maintain and update our fleet and facilities;

* Changes in government regulations, particularly environmental regulations;

*         Changes in demand for our products;

*         Changes in the general domestic economy;

*         Degree and nature of our competition; and

* Other factors described in this prospectus, any prospectus supplement or the documents we file with the SEC and incorporate by reference into this prospectus.

When used in our documents or oral presentations, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements. We qualify any such forward-looking statements entirely by these cautionary factors.

                                  ABOUT AMERCO

GENERAL INFORMATION

AMERCO owns all of the stock of our principal subsidiary, U-Haul International, Inc. U-Haul rental operations represented over 80% of our total revenue for each of the past five (5) fiscal years ended March 31, 1998. We also own all the stock of Republic Western Insurance Company, Oxford Life Insurance Company, and Amerco Real Estate Company. Throughout this prospectus, unless otherwise indicated, AMERCO and references to "we," "our," "ours" and "us" includes all of our subsidiaries. Our principal executive offices are located at 1325 Airmotive Way, Suite 100, Reno, Nevada 89502, and our telephone number is (775) 688-6300.

U-HAUL OPERATIONS

*         U-Move Operations

Founded in 1945, U-Haul is primarily engaged, through its subsidiaries, in the rental of trucks, automobile-type trailers, and support rental items to the do-it-yourself moving customer which include the sale of moving items or moving materials (such as boxes, tape, and packaging materials). Our do-it-yourself moving business operates under the U-Haul name through an extensive and geographically diverse distribution network of approximately 1,100 company-owned U-Haul centers and approximately 15,000 independent dealers throughout the United States and Canada. We believe that we have more moving equipment rental locations than our two largest competitors combined. The U-Haul rental equipment fleet consists of 92,900 trucks, 79,600 trailers, and 18,300 tow dollies. Additionally, U-Haul sells related products (such as boxes, tape, and packaging materials).

*         Self-Storage Rental Operations

U-Haul entered the self-storage business in 1974 and offers for rent more than
27.2 million square feet of self-storage space through over 800 company-owned or managed storage locations. We believe we are the second largest self-storage operator (in terms of square feet) in the industry. We believe our self-storage operations are complementary to the do-it-yourself moving business. All of our self-storage space is located at or near one or more U-Haul centers or independent U-Haul dealers.

INSURANCE OPERATIONS

*         Republic Western

Republic Western originates and reinsures property and casualty type insurance products for independent third parties, U-Haul customers, and U-Haul. Republic Western's principal strategy is to capitalize on its knowledge of insurance products aimed at the moving and rental markets. Approximately 29.8% of Republic Western's written premiums relate to insurance underwriting activities involving affiliates of AMERCO. Approximately 90.8% of Republic Western's invested assets are in investment grade (NAIC-2 or greater) fixed income securities. Republic Western is rated "A+-VIII" by A.M. Best.

*         Oxford

Oxford primarily reinsures life, health, and annuity insurance products and administers our self-insured employee health plan. Approximately 2.9% of Oxford's premium revenues are from business with affiliates of AMERCO. Approximately 91.4% of Oxford's invested assets are in investment grade (NAIC-2 or greater) fixed income securities. Oxford is rated "A-VII" by A.M. Best.

REAL ESTATE OPERATIONS

*         Amerco Real Estate

Amerco Real Estate owns or actively manages over 1,150 properties throughout the United States and Canada. In addition to its U-Haul operations, Amerco Real Estate actively seeks to lease or dispose of our surplus properties.

The following chart represents the corporate structure of the major operating subsidiaries of AMERCO:

                    Corporate Structure Flow Chart of Amerco

                                  THE OFFERING

We may offer and sell from time to time, in one or more series, unsecured senior or subordinated debt securities, which may consist of notes, debentures or other evidences of indebtedness.

The total initial offering prices of the debt securities we may offer and sell pursuant to this prospectus and supplements to it will not be greater than $500,000,000 (or the equivalent amount in a foreign currency or currency unit at the time of sale). We will offer these securities in amounts, at prices and on terms that we determine in light of market conditions at the time of sale and specify in a prospectus supplement.

                                  RISK FACTORS

*         HIGHLY COMPETITIVE INDUSTRY

The truck rental industry is highly competitive and includes a number of significant national and hundreds of regional and local competitors. Competition is generally based on price, product quality, convenience, availability, brand name recognition and service. Competition could adversely affect AMERCO's operating results by forcing us to reduce prices or delay price increases.

*         MANAGEMENT'S DISCRETION AS TO USE OF PROCEEDS

We will use the net proceeds from the sale of the debt securities in the manner set forth in the prospectus supplement relating to each offering of the debt securities. Consequently, our Board of Directors and management will have broad discretion in allocating the net proceeds of this offering.

*         CONTROL BY CERTAIN EXISTING STOCKHOLDERS

Edward J. Shoen, Chairman of the Board and President of AMERCO, James P. Shoen, Vice President and a Director of AMERCO, and Mark V. Shoen, President of U-Haul Phoenix Operations collectively own 9,205,476 shares (approximately 40.1%) of the outstanding common stock of AMERCO. Accordingly, Edward J. Shoen, Mark V. Shoen, and James P. Shoen will be in a position to continue to influence the election of the members of the Board of Directors and decisions requiring stockholder approval. In addition, 2,849,124 shares (approximately 12.6%), including shares allocated to employees and unallocated shares, are held by the AMERCO Employee Savings and Employee Stock Ownership Trust.

*         ENVIRONMENTAL MATTERS

Compliance with environmental requirements of federal, state and local governments significantly affects AMERCO's business. Among other things, these requirements regulate the discharge of materials into the water, air and land and govern the use and disposal of hazardous substances. Under environmental laws, AMERCO can be held strictly liable for hazardous substances that are found on real property AMERCO has owned or operated. AMERCO is aware of issues regarding hazardous substances on some of our real estate and AMERCO has put in place a remedial plan at each site where we believe such a plan is necessary. AMERCO regularly makes capital and operating expenditures to stay in compliance with environmental laws. In particular, AMERCO has managed a testing and removal program since 1988 for our underground storage tanks. Under this program, AMERCO has removed over 3,000 tanks at a total cost of $39.0 million since April 1988. As of December 31, 1998, AMERCO has twelve known sites containing thirteen known underground storage tanks. Despite these compliance efforts, risk of environmental liability is part of the nature of our business. AMERCO cannot assure you that environmental liabilities, including compliance and remediation costs, will not have a material adverse effect on AMERCO in the future. In addition, future events may lead to additional compliance or other costs that could have a material adverse effect on AMERCO. Such future events could include changes in, or new interpretations of, existing laws or enforcement policies. For more information regarding AMERCO's environmental matters, see "Item 1. Business -- Moving and Storage Operations -- Environmental Matters" in AMERCO's Form 10-K.

*         YEAR 2000 DISCLOSURE

AMERCO is and has been working since 1997 to identify and complete the changes necessary to our existing computerized business systems to make these systems compliant for Year 2000 processing. The Year 2000 processing problem is caused by currently installed computer systems and software products, including several used by AMERCO, being coded to accept only the last two digit entries in the date code field instead of four digits to indicate the year. Such programs may interpret the year 2000 to mean 1900 instead, producing erroneous information or date-related computer failures.

AMERCO's date reliance functions related to the Year 2000 and beyond, such as rental transaction processing and financial systems, may be adversely affected unless these computer systems are or become Year 2000 compliant. Replacing, upgrading or modifying key financial systems has been on-going in the normal course of business. AMERCO is utilizing both internal and external resources to identify, correct, reprogram and test our systems for Year 2000 compliance. In particular, AMERCO has an outside consulting firm on-site currently making the Year 2000 compliance related modifications to existing systems. The assessment phase is complete for information technology. AMERCO's internal information technology conversion phase is underway, with the testing phase going on at the same time.

AMERCO is also assessing our non-information technology items for Year 2000 compliance, such as rental vehicles and storage facilities security systems.

AMERCO is communicating with our major business partners to determine the efforts being made on their part for compliance. Critical vendors with electronic data interchange will be scheduled for testing between January and March of 1999, with other vendor testing to be scheduled during the remainder of the calendar year 1999. There can be no assurance AMERCO will not be adversely affected by the failure of others to become Year 2000 compliant. For example, AMERCO may be affected by, among other things, the failure of inventory suppliers, credit card processors, security companies or other vendors and service providers to become Year 2000 compliant.

AMERCO expects to be Year 2000 compliant by the fall of calendar year 1999. Initially, the budget was $2.0 million; as the conversion process continues, we now anticipate an additional $0.8 million may be incurred. Through December 31, 1998, $1.4 million has been incurred. AMERCO is accelerating the replacement of our payroll system due to year 2000 non-compliance at an estimated cost of $0.3 million to be incurred starting in June 1999. AMERCO has not deferred any major computer programming or update projects due to Year 2000 efforts. Although AMERCO believes we will achieve compliance on a timely basis, no assurance can be given that AMERCO's computer systems will be Year 2000 compliant by the fall of 1999 or otherwise in a timely manner or that AMERCO will not incur significant additional costs pursuing Year 2000 compliance. If the appropriate modifications are not made, or are not timely, the Year 2000 problem may have a material adverse effect on AMERCO.

AMERCO considers our most reasonably likely worst case scenario to be if a business partner is not Year 2000 compliant. AMERCO is in the process of developing and refining contingency plans to be used if a business partner is not compliant. The contingency plans will include processing of rental transactions, payments to employees and vendors, licensing of equipment, preparation of financial statements and the movement of funds. It is anticipated that the contingency plans will be completed by the end of March of 1999, with refinement continuing until the year 2000.

Despite AMERCO's efforts to date, there can be no assurance that the Year 2000 problem will not have a material adverse effect on AMERCO in the future.

                                USE OF PROCEEDS

The use of proceeds from the sale of the debt securities will be set forth in a prospectus supplement relating to each offering of debt securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table shows AMERCO's ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of pretax earnings from operations plus total fixed charges excluding interest capitalized during the period, and "fixed charges" consists of interest expense, capitalized interest, amortization of debt expense and discounts, and one-third of the our annual rental expense (which we believe is a reasonable approximation of the interest factor of these rentals). The ratio for the nine months ended on December 31, 1998 may be different from the ratio for fiscal 1999 because, among other reasons, U-Haul rental operations are seasonal and proportionally more of our earnings are generated in the first and second quarters of each fiscal year.

NINE MONTHS
   ENDED
DECEMBER 31,     FISCAL YEAR ENDED MARCH 31,
------------   --------------------------------
    1998       1998   1997   1996   1995   1994
    ----       ----   ----   ----   ----   ----
    2.36       1.66   1.74   2.01   1.99   1.67

For more information on AMERCO's ratio of earnings to fixed charges, see Exhibit 12 to the registration statement and the section called "Where You Can Find More Information."

                         DESCRIPTION OF DEBT SECURITIES

The following is a description of certain general terms of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities, including the senior securities and the subordinated securities, offered by any prospectus supplement (the "Offered Securities") and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such Offered Securities.

The senior securities are to be issued under an indenture (the "Senior Indenture"), between AMERCO and The Bank of New York, as trustee (the "Senior Trustee"). The subordinated securities are to be issued under an Indenture (the "Subordinated Indenture") between AMERCO and The Bank of New York, as trustee (the "Subordinated Trustee," together with the Senior Trustee, the "Trustees"). The Senior Indenture and the Subordinated Indenture (collectively, the "Indentures") are exhibits to the registration statement. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures, including the definitions therein of certain terms. Because this is a summary, it does not contain all the information that may be important to you. You should read each of the applicable Indentures in their entirety, including the definitions of certain terms, and the applicable prospectus supplement before you make any investment decision. Wherever particular provisions or defined terms of the Indentures are referred to, such provisions or defined terms are incorporated herein by reference. Certain defined terms in the Indentures are capitalized herein.

                                    GENERAL

Unless otherwise indicated in the prospectus supplement relating to Offered Securities, the debt securities will be unsecured obligations of AMERCO.

The Indentures do not limit the amount of Offered Securities that may be issued thereunder and provide that the Offered Securities may be issued thereunder from time to time in one or more series. All Offered Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened under the applicable Indenture, without the consent of any holder, for issuances of additional Offered Securities of such series. The senior securities will rank pari passu with all other unsecured and unsubordinated indebtedness of AMERCO. The subordinated securities will rank pari passu with other subordinated indebtedness of AMERCO and, together with such subordinated indebtedness, will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of AMERCO as described under "Subordinated Securities" below.

Reference is made to the prospectus supplement relating to the Offered Securities for the following terms, where applicable, of the Offered Securities:

       *         the title of the Offered Securities;

       *         any limit on the aggregate principal amount of the Offered
                 Securities;

       * the ranking of such Offered Securities as senior securities or subordinated securities;

       * the person to whom any interest on any Offered Security will be payable, if other than the person in whose name such Offered Security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

       *         the date or dates on which the Offered Securities will mature;

       * the rate or rates (which may be fixed or variable) at which the Offered Securities will bear interest, if any, and the date or dates from which such interest will accrue;

       * the dates on which such interest, if any, will be payable and the regular record dates for such interest payment dates;

       * the place or places where the principal of (and premium, if any) and interest on the Offered Securities shall be payable, where any Offered Securities may be surrendered for registration of transfer or exchange and where notices to or demand upon AMERCO may be delivered;

       * the period or periods within which, the price or prices at which, and the terms and conditions upon which, the Offered Securities may be redeemed in whole or in part, at the option of AMERCO;

       * the mandatory or optional redemption provisions applicable to the Offered Securities;

       * the obligation, if any, of AMERCO to redeem or purchase such Offered Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Offered Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

       * the denominations in which such Offered Securities will be issuable, if other than denominations of $1,000 and any integral multiples thereof;

       * the portion of the principal amount of the Offered Securities, if other than the entire principal amount thereof, payable upon acceleration of maturity thereof;

       *         any additional restrictive covenants under the applicable
                 Indenture;

       * the right of AMERCO to defease the Offered Securities or certain restrictive covenants and certain Events of Default under the Indentures;

       * the currency or currencies in which payment of principal and premium, if any, and interest on the Offered Securities will be payable, if other than United States dollars;

       * if the principal of and premium, if any, or interest, if any, on such Offered Securities is to be payable, at the election of AMERCO or a holder thereof, in a currency or currencies other than that in which such Offered Securities are stated to be payable, the currency or currencies in which payment of the principal of and premium, if any, or interest, if any, on such Offered Securities as to which such election is made will be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

       * any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the Offered Securities;

       * if the Offered Securities will be issuable only in the form of a global note as described under "Book-Entry Securities," the Depository or its nominee with respect to the Offered Securities, and the circumstances under which the global note may be registered for transfer or exchange in the name of a person other than the Depository or its nominee;

       *         any additional Events of Default under the applicable
                 Indenture; and

       *         any other terms of the Offered Securities.

If the principal of and premium, if any, or any interest on Offered Securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such Offered Securities and such currency will be described in the prospectus supplement relating thereto.

Unless otherwise indicated in the prospectus supplement relating to Offered Securities, principal of and premium, if any, and interest, if any, on the Offered Securities will be payable, and the Offered Securities will be exchangeable and transfers thereof will be registrable, at the office of the applicable Trustee at 101 Barclay Street, Floor 21 West, New York, New York, 10286, provided that, at the option of AMERCO, payment of interest may be made by:

       * wire transfer on the date of payment in immediately available federal funds or next day funds to an account specified by written notice to the applicable Trustee from any holder of Offered Securities;

       * any similar manner that such holder may designate in writing to the applicable Trustee; or

       * by check mailed to the address of the person entitled thereto as it appears in the security register.

Any payment of principal and premium, if any, and interest, if any, required to be made on an interest payment date, redemption date, or at maturity that is not a business day need not be made on such day, but may be made on the next succeeding business day with the same force and effect as if made on the interest payment date, redemption date, or at maturity, as the case may be, and no interest shall accrue for the period from and after such interest payment date, redemption date, or maturity.

Unless otherwise indicated in the prospectus supplement relating to Offered Securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of Offered Securities, but AMERCO may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

Offered Securities may be issued under the Indentures as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. In addition, under United States treasury regulations, it is possible that Offered Securities that are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such original issue discount securities (or other debt securities treated as issued at an original issue discount) and to "investment units" will be described in the prospectus supplement relating thereto. An "original issue discount security" means any security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof.

                               BOOK-ENTRY SYSTEM

The debt securities will be represented by one or more permanent global notes deposited with, or on behalf of, The Depository Trust Company, as Depository under the Indentures and the related supplemental indentures (the "Depository"), and registered in the name of the Depository's nominee. Except as set forth below:

       * owners of beneficial interests in a global note will not be entitled to have debt securities represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the Indentures and the related Supplemental Indentures; and

       * each global note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

Accordingly, beneficial interests in the debt securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. The laws of some states require certain purchasers of securities to take physical delivery thereof in definitive form. The depository arrangements described above and such laws may impair the ability to own or transfer beneficial interests in a global note.

Owners of beneficial interests in any global note will not be entitled to receive debt securities in definitive form and will not be considered holders of debt securities unless:

       * the Depository notifies AMERCO that it is unwilling or unable to continue as Depository for such global note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act;

       * AMERCO executes and delivers to the applicable Trustee a company order that such global note shall be so exchangeable; or

       * there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the debt securities (a "Default").

In such circumstances, upon surrender by the Depository or a successor depository of any global note, debt securities in definitive form will be issued to each person that the Depository or a successor depository identifies as the beneficial owner of the related debt securities. Upon such issuance, the applicable Trustee is required to register such debt securities in the name of, and cause such debt securities to be delivered to, such person or persons (or nominees thereof). Such debt securities would be issued in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof.

The Depository is a limited-purpose trust company organized under the laws of the State of New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others known as indirect participants, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The Depository agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

Principal and interest payments on debt securities registered in the name of or held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the global note representing such debt securities. Under the terms of the Indentures and the related Supplemental Indentures, AMERCO and the applicable Trustee will treat the persons in whose names the debt securities are registered as the holders of such debt securities for the purpose of receiving payment of principal and interest on such debt securities and for all other purposes whatsoever. Therefore, none of AMERCO, the Trustees or any paying agent has any direct responsibility or liability for the payment of principal of or interest on the debt securities to owners of beneficial interests in any global note. The Depository has advised AMERCO and the Trustees that its current practice is to credit the accounts of participants with payments of principal or interest on the date payable in amounts proportionate to their respective holdings in principal amount of beneficial interests in a global note as shown in the records of the Depository, unless the Depository has reason to believe that it will not receive payment on such date. The Depository's current practice is to credit such accounts, as to interest, in next-day funds and, as to principal, in same-day funds. Payments by participants and indirect participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of the participants and indirect participants.

The Depository has advised AMERCO that it will take any action permitted to be taken by an owner or holder of debt securities only at the direction of one or more participants to whose account with the Depository such holder's debt securities are credited. Additionally, the Depository has advised AMERCO that it will take such actions with respect to any percentage of the beneficial interest of holders who hold debt securities through participants only at the direction of and on behalf of participants whose account holders include undivided interests that satisfy any such percentage. The Depository may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of participants whose account holders include such undivided interests.

                               SENIOR SECURITIES

Payment of the principal of, premium, if any, and interest on senior securities issued under the Senior Indenture will rank pari passu with all other unsecured and unsubordinated indebtedness of AMERCO.

                            SUBORDINATED SECURITIES

Payment of the principal of, premium, if any, and interest on subordinated securities issued under the Subordinated Indenture will rank pari passu with all other subordinated indebtedness of AMERCO and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all Senior

Indebtedness of AMERCO. The Subordinated Indenture does not contain any limitation on the amount of Senior Indebtedness than can be incurred by AMERCO.

The Subordinated Indenture provides that AMERCO may make no principal, interest or other payment on account of any subordinated securities or redeem, defease (other than payments made by the Subordinated Trustee pursuant to the provisions of the Subordinated Indenture described under "Defeasance") or acquire any of the subordinated securities for cash, property or securities:

       * upon the maturity of the Designated Senior Indebtedness or any other Senior Indebtedness with an aggregate principal amount in excess of $1,000,000 unless and until all principal, premium and interest on such Senior Indebtedness and all other obligations in respect thereof are first paid in full in cash or cash equivalents or such payment is duly provided for, or unless and until any such maturity by acceleration has been rescinded or waived; or

       * in the event of default in the payment of any principal, premium or interest on or any other amount payable in respect of the Designated Senior Indebtedness or any other Senior Indebtedness with an aggregate principal amount in excess of $1,000,000 when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such payment default has been cured or waived or has otherwise ceased to exist.

Upon the happening of a default (any event that after notice or passage of time would be an event of default) or an event of default (any event that permits the holders of Senior Indebtedness or their representative or representatives immediately to accelerate its maturity) with respect to any Senior Indebtedness, other than a default in payment of the principal, premium or interest on such Senior Indebtedness, and upon written notice of such default or event of default given to AMERCO and the Subordinated Trustee by the holders of a majority of the principal amount outstanding of the Designated Senior Indebtedness or their representative or, at such time there is not Designated Senior Indebtedness, the holders of a majority of the principal amount outstanding of all Senior Indebtedness or their representative or representatives or, if such default or event of default results from the acceleration of the subordinated securities, immediately upon such acceleration, then, unless such default or event of default has been cured or waived or otherwise has ceased to exist, AMERCO may make no payment with respect to any obligation or claim in respect of the subordinated securities.

Notwithstanding the foregoing, unless the Senior Indebtedness in respect of which such default or event of default exists has been declared due and payable in its entirety within 180 days after the date written notice of such default or event of default is delivered as set forth above or the date of such acceleration as the case may be (the "payment blockage period"), and such declaration or acceleration has not been rescinded, AMERCO may then pay all sums not paid to the holders of the subordinated securities during the payment blockage period due to the foregoing prohibitions and resume all other payments as and when due on the subordinated securities. Any number of such notices may be given; provided, however, that (1) during any 360 consecutive days, only one payment blockage period may commence and (2) any such default or event of default that existed upon the commencement of a payment blockage period may not be the basis for the commencement of any other payment blockage period, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

In the event that any payment or distribution of assets of AMERCO from any source is received by the Subordinated Trustee or the holders on account of any obligation or claim in respect of the subordinated securities at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution will be held in trust for the benefit of the holders of Senior Indebtedness, and will be paid or delivered by the Subordinated Trustee or such holders, as the case may be, to the holders of the Senior Indebtedness remaining unpaid or unprovided for ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness.

The holders of the Senior Indebtedness and their respective representatives are authorized to demand specific performance of the provisions with respect to subordination in the Subordinated Indenture at any time when AMERCO or any holder shall have failed to comply with any provision with respect to subordination in the Subordinated Indenture applicable to it, and AMERCO and each holder irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to the remedy of specific performance of such subordination provision in any action brought therefor by the holders of the Senior Indebtedness and their respective representatives.

By reasons of such subordination, in the event of the liquidation or insolvency of AMERCO, creditors of AMERCO who are not holders of Senior Indebtedness, including holders of the subordinated securities, may recover less, ratably, than holders of Senior Indebtedness.

No provision contained in the Subordinated Indenture or the subordinated securities will affect the obligation of AMERCO, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the subordinated securities. The subordination provisions of the Subordinated Indenture and the subordinated securities will not prevent the occurrence of any Event of Default under either of the Indentures or limit the rights of the Subordinated Trustee or any holder, except as provided in the seven preceding paragraphs, to pursue any other rights or remedies with respect to the subordinated securities.

                                   COVENANTS

The Indentures contain several restrictive covenants. The Indentures do not contain:

       * any restrictions on AMERCO paying dividends or making other distributions on any of its capital stock or purchasing or redeeming any of its capital stock;

       * any restrictions on AMERCO incurring, assuming or become liable upon senior indebtedness or subordinated indebtedness or any other type of debt securities or other obligations;

       * any restrictions on AMERCO creating liens on its property for any purpose; or

       * any requirement on AMERCO adhering to any financial ratios or specified levels of net worth or liquidity.

Any additional restrictive covenants relating to any series of debt securities will be described in the prospectus supplement relating to such series. If any such covenants are described, the prospectus supplement will also state whether the "covenant defeasance" provisions described below will apply.

*         Corporate Existence

AMERCO will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and material rights (charter and statutory) and material franchises of AMERCO; provided, however, that AMERCO shall not be required to preserve any such right or franchise if our Board of Directors shall determine that the preservation of such rights and franchises is no longer desirable in the conduct of the business of AMERCO and our consolidated subsidiaries considered as a whole, and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities.

*         Consolidation, Merger, and Sale of Assets

AMERCO, without the consent of any holders of outstanding debt securities, may consolidate or merge with or into, or transfer or lease its assets as an entirety to, any corporation, provided that (i) the corporation (if other than AMERCO) formed by such consolidation or into which AMERCO is merged or that acquires or leases the assets of AMERCO substantially as an entirety is a corporation, partnership or trust, is organized and existing under the laws of any United States jurisdiction and expressly assumes AMERCO's obligations on the debt securities and under the Indentures, (ii) after giving effect to such transaction no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing (provided that a transaction will only be deemed to be in violation of this condition (ii) as to any series of debt securities as to which such Event of Default or such event shall have occurred and be continuing), and (iii) certain other conditions are met.

                               EVENTS OF DEFAULT

The following are Events of Default under each Indenture with respect to debt securities of any series issued thereunder:

       (1) failure to pay principal of or premium, if any, on any debt security of that series when due;

       (2) failure to pay any interest on any debt security of that series when due, continued for 30 days;

       (3) (i) the failure by AMERCO or any of our subsidiaries to pay indebtedness for money borrowed (including debt securities of other series) in an aggregate principal amount exceeding $10,000,000 at the later of final maturity or upon the expiration of any applicable period of grace with respect to such principal amount or (ii) acceleration of the maturity of any indebtedness for money borrowed of AMERCO or any of our subsidiaries in excess of $10,000,000, if such failure to pay or acceleration is not discharged or such acceleration is not annulled within 15 days after due notice;

       (4) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

       (5) failure to perform any other covenant or warranty of AMERCO in such Indenture (other than a covenant or warranty included in such Indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice as provided in such Indenture;

       (6)      certain events in bankruptcy, insolvency or reorganization; and

       (7) any other Event of Default provided with respect to debt securities of that series.

If an Event of Default specified in clause (6) above occurs and is continuing with respect to a series of debt securities, then the principal amount of the outstanding debt securities shall become immediately due and payable without any declaration or other act on the part of the applicable Trustee or any holder. If an Event of Default (not specified in clause (6) above) shall occur and be continuing with respect to outstanding debt securities of any series, either the applicable Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately by written notice to AMERCO (and to the applicable Trustee if given by the holders). At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

Reference is made to the prospectus supplement relating to each series of Offered Securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an Event of Default and the continuation thereof.

The Indentures provides that each Trustee will be under no obligation, subject to the duty of the applicable Trustee during default to act with the required standard of care, to exercise any of its rights or powers under the related Indenture at the request or direction of any of the holders, unless such holders shall have offered to the applicable Trustee reasonable indemnity. Subject to such provisions for indemnification of the applicable Trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to that Trustee, or exercising any trust or power conferred on that Trustee, with respect to the debt securities of that series.

AMERCO will furnish to each Trustee annually a certificate as to compliance by AMERCO with all terms, provisions and conditions of the applicable Indenture.

                                   DEFEASANCE

The prospectus supplement will state if any additional defeasance provision will apply to the Offered Securities.

Defeasance and Discharge

Each Indenture provides that, if applicable, AMERCO will be discharged from any and all obligations in respect of the debt securities of any series issued thereunder (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost, or mutilated debt securities of such series, to maintain paying agencies and to hold monies for payment in trust) upon the irrevocable deposit with the applicable Trustee, in trust, of money and/or U.S. Government obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of that series on the stated maturity of such payments in accordance with the terms of the applicable Indenture and the debt securities of such series. Such a trust may only be established if, among other things, AMERCO has delivered to the applicable Trustee an opinion of counsel (who may be an employee of or counsel for AMERCO) to the effect that AMERCO has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in the applicable United States federal income tax law to the effect that holders of the debt securities of that series will not recognize income, gain, or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance, and discharge had not occurred.

However, the Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Services of Financial Assets and Extinguishments of Liabilities" as issued by the Financial Accounting Standard's Board will generally not permit the in-substance defeasance of debt as described above.

Defeasance of Certain Covenants and Certain Events of Default

Each Indenture provides that AMERCO may omit to comply with the covenants described under "Covenants," and that may be described in a prospectus supplement and as set forth in a related Supplemental Indenture, and that violations of such covenants will not be deemed to be an Event of Default under the applicable Indenture to the extent that the conditions described herein are met. Each Indenture also provides with respect to the Offered Securities of any series issued thereunder, to the extent provided for in the prospectus supplement, that AMERCO may omit to comply with certain restrictive covenants provided for in this prospectus or the prospectus supplement and, to the extent provided in the prospectus supplement, that violations of certain restrictive covenants provided for in the prospectus supplement shall not be deemed to be an Event of Default under the applicable Indenture and the debt securities of such series, upon the deposit with the applicable Trustee, in trust, of money and/or U.S. Government obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of such series on the stated maturity of such payments in accordance with the terms of the applicable Indenture and the debt securities of such series. The obligations of AMERCO under the applicable Indenture and the debt securities of such series other than with respect to the covenants referred to above and the Events of Default other than the Event of Default referred to above shall remain in full force and effect. Such a trust may only be established if, among other things, AMERCO has delivered to the applicable Trustee an opinion of counsel (who may be an employee of or counsel for AMERCO) to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default

In the event AMERCO exercises its option to omit compliance with certain covenants of the applicable Indenture with respect to the Offered Securities of any series as described above issued thereunder and the Offered Securities of such series are declared due and payable because of the occurrence of any Event of Default other than the Event of Default due to certain events in bankruptcy, insolvency, or reorganization described under "Events of Default," the amount of money and U.S. Government obligations on deposit with the applicable Trustee will be sufficient to pay amounts due on the Offered Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Offered Securities of such series at the time of the acceleration resulting from such Event of Default. However, AMERCO shall remain liable for such payments.

                            MODIFICATION AND WAIVER

Modifications and amendments of the Indentures may be made by AMERCO and the Trustees with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

* change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

* reduce the principal amount of, or the premium, if any, or interest, if any, on any debt security or any premium payable upon the redemption thereof;

* reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

* adversely affect the rights of such holder under any mandatory redemption or repurchase provision or any right or redemption or repurchase at the option of such holder;

* change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security;

* impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

* with respect to the Subordinated Indenture, modify the terms relating to subordination in a manner adverse to the holders of debt securities issued under such Subordination Indenture; or

* reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults.

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, compliance by AMERCO with certain restrictive provisions of the applicable Indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of or premium, if any, or interest on any debt security of that series or in respect of a provision that under the applicable Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected.

                              CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the covenants contained in the applicable Indenture. Reference is made to the applicable Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

"consolidated subsidiary" means any subsidiary of a person or of any consolidated subsidiary which is consolidated with such person for financial reporting purposes in accordance with United States generally accepted accounting principles.

"Designated Senior Indebtedness" means any class of Senior Indebtedness the aggregate principal amount outstanding of which exceeds $50,000,000 and which is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as "Designated Senior Indebtedness."

"indebtedness for money borrowed," when used with respect to AMERCO or any of our subsidiaries, means any obligation of, or any obligation guaranteed by, AMERCO or any of our subsidiaries for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation of, or any such obligation guaranteed by, AMERCO for the payment of the purchase price of property or assets.

"Senior Indebtedness" as defined in the Subordinated Indenture means the principal of and premium, if any, and interest on (a) all indebtedness of AMERCO whether outstanding on the date of the Subordinated Indenture or thereafter created:

       *         for money borrowed by AMERCO;

       * for money borrowed by, or obligations of, others and either assumed or guaranteed, directly or indirectly, by AMERCO;

       * in respect of letters of credit and acceptances issued or made by banks; or

       * constituting purchase money indebtedness, or indebtedness secured by property included in the property, plant and equipment accounts of AMERCO at the time of the acquisition of such property by AMERCO, for the payment of which AMERCO is directly liable;

and (b) all deferrals, renewals, extensions and refunding of, and amendments, modifications and supplements to, any such indebtedness. As used in the preceding sentence, the terms "purchase money indebtedness" means indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinated to other indebtedness of AMERCO. Notwithstanding anything to the contrary in the Subordinated Indenture or the subordinated securities, Senior Indebtedness shall not include (1) any indebtedness of AMERCO which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the subordinated securities or (2) any indebtedness of AMERCO to a subsidiary of AMERCO.

"subsidiary" means a person more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries, or by such person and one or more other subsidiaries of such person.

                             CONCERNING THE TRUSTEE

AMERCO may maintain banking and other commercial relationships with the applicable Trustee and its affiliates in the ordinary course of business.

                                 GOVERNING LAW

The Indentures and the Offered Securities will be governed by and construed in accordance with the laws of the State of New York.

                              PLAN OF DISTRIBUTION

We may sell the Offered Securities:

       *         through agents;

       *         through underwriters or dealers;

       *         directly to one or more purchasers; or

       *         through some combination of these methods.

By Agents

The Offered Securities may be sold through agents we designate. Except as otherwise set forth in a prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

If underwriters are used in the sale, the underwriters will acquire the Offered Securities for their own account. The underwriters may resell the Offered Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Offered Securities of the series offered if any of the Offered Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

By Dealers

If dealers are used in the sale, we will sell the Offered Securities to the dealers, as principal. The dealers may then resell the Offered Securities to the public at varying prices to be determined by them at the time of sale.

Direct Sales

We may also directly sell the Offered Securities. In this case, no underwriters, dealers or agents would be involved.

General Information

Any underwriter, dealer or agent involved in the offer and sale of the Offered Securities will be named in the applicable prospectus supplement. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed underwriters under the Securities Act of 1933, and any discounts or commissions they receive from us or commissions from purchasers of the Offered Securities may be treated as underwriting discounts, concessions or commissions under the Securities Act. Any underwriter, dealer or agent will be identified and their compensation described in the applicable prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters, dealers or agents may be required to make.

Certain of the underwriters or agents and their affiliates may be customers of, engage in transactions with and perform investment banking, commercial banking and other financial services for AMERCO and our affiliates in the ordinary course of business.

Each series of Offered Securities will be a new issue with no established trading market. We do not intend to list any of the Offered Securities on a national securities exchange or quotation system. It is possible that one or more underwriters or broker-dealers may make a market in the Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give you no assurance as to the existence or liquidity of a trading market for any of the Offered Securities.

In connection with an offering of our Offered Securities, underwriters, dealers or agents may purchase and sell them in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or slowing a decline in the market price of the Offered Securities; and syndicate short positions involve the sale by the underwriters, dealers or agents, as the case may be, of a greater number of Offered Securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, which means that the underwriting syndicate may reclaim selling concessions allowed to syndicate members or other broker dealers who sell Offered Securities in the offering for their account if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Offered Securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time without notice. These transactions may be effected on any securities exchange on which the Offered Securities may be listed, in the over-the-counter market or otherwise.

                                 LEGAL OPINIONS

Our counsel, Lionel, Sawyer & Collins, located at 300 S. 4th Street, Suite 1700, Las Vegas, Nevada 89101, will issue a legal opinion about the validity of the Offered Securities. Counsel named in the applicable prospectus supplement will advise the underwriters.

                                    EXPERTS

The consolidated financial statements of AMERCO as of March 31, 1998 and 1997 and for each of the fiscal years in the three-year period ended March 31, 1998, incorporated in this prospectus by reference to AMERCO's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 have been so incorporated by reference herein and in the registration statement in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, and upon the authority of said firm as experts in auditing and accounting.

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MARCH   , 1999

                                  [UHAUL LOGO]

                                $

                                     AMERCO

                                % SENIOR NOTES DUE 200

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                             PROSPECTUS SUPPLEMENT
                ------------------------------------------------

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                           MORGAN STANLEY DEAN WITTER

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